UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                SCHEDULE 13G/A
                               (Amendment No. 1)


                   Under the Securities Exchange Act of 1934


                         FACTSET RESEARCH SYSTEMS INC.
                         -----------------------------
                               (Name of Issuer)


                                 COMMON STOCK
                                 ------------
                        (Title of Class and Securities)


                                   303075105
                                   ---------
                                (CUSIP Number)


                               September 7, 2005
                               -----------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]     Rule 13d-1(b)

         [X]     Rule 13d-1(c)

         [ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

This Amendment No. 1 amends the statement on Schedule 13G filed by the Estate of Howard E. Wille on behalf of itself and its executors, Nancy E. Blair and Brian C. Wille, on Sept. 29, 2005.

--------------------------------------------------------------------------------
CUSIP No.  303075105          SCHEDULE 13G                       Page 2 of  8
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1)       NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          ESTATE OF HOWARD E. WILLE

--------------------------------------------------------------------------------
(2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):
                                                                    (a) [X]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
(3)       SEC USE ONLY


--------------------------------------------------------------------------------
(4)       CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES

--------------------------------------------------------------------------------
                                            (5)      SOLE VOTING POWER
                                                     0

                                           -------------------------------------
   NUMBER OF                                (6)      SHARED VOTING POWER
     SHARES                                          5,400,944*
  BENEFICIALLY
    OWNED BY                               -------------------------------------
      EACH                                  (7)      SOLE DISPOSITIVE POWER
   REPORTING                                         0
     PERSON
      WITH                                 -------------------------------------
                                            (8)      SHARED DISPOSITIVE POWER
                                                     5,400,944*

--------------------------------------------------------------------------------
(9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          5,400,944*

--------------------------------------------------------------------------------
(10)      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
(11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          11.2%

--------------------------------------------------------------------------------
(12)      TYPE OF REPORTING PERSON (See Instructions)
          OO

--------------------------------------------------------------------------------
* On September 27, 2005, the Estate of Howard E. Wille sold 1,800,000 shares of Factset common stock through a Rule 144 transaction. Following this sale, the Estate of Howard E. Wille and its co-executors, Nancy E. Blair and Brian
C. Wille, are deemed the beneficial owners of 3,600,944 shares, constituting 7.5% of the outstanding shares of Factset common stock.

--------------------------------------------------------------------------------
CUSIP No.  303075105          SCHEDULE 13G                       Page 3 of  8
--------------------------------------------------------------------------------

------------------------------------------------------------------------------
(1)       NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) BRIAN
          C. WILLE

------------------------------------------------------------------------------
(2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):
                                                                  (a) [X]
                                                                  (b) [ ]
------------------------------------------------------------------------------
(3)       SEC USE ONLY


------------------------------------------------------------------------------
(4)       CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES

------------------------------------------------------------------------------
                                            (5)      SOLE VOTING POWER
                                                     0

                                           -------------------------------------
   NUMBER OF                                (6)      SHARED VOTING POWER
     SHARES                                          5,400,944*
  BENEFICIALLY
    OWNED BY                               -------------------------------------
      EACH                                  (7)      SOLE DISPOSITIVE POWER
   REPORTING                                         0
     PERSON
      WITH                                 -------------------------------------
                                            (8)      SHARED DISPOSITIVE POWER
                                                     5,400,944*
------------------------------------------------------------------------------
(9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          5,400,944*

------------------------------------------------------------------------------
(10)      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                       [  ]

------------------------------------------------------------------------------
(11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          11.2%

------------------------------------------------------------------------------
(12)      TYPE OF REPORTING PERSON (See Instructions)
          IN

------------------------------------------------------------------------------
* On September 27, 2005, the Estate of Howard E. Wille sold 1,800,000 shares of Factset common stock through a Rule 144 transaction. Following this sale, the Estate of Howard E. Wille and its co-executors, Nancy E. Blair and Brian
C. Wille, are deemed the beneficial owners of 3,600,944 shares, constituting 7.5% of the outstanding shares of Factset common stock.

--------------------------------------------------------------------------------
CUSIP No.  303075105          SCHEDULE 13G                       Page 3 of  8
--------------------------------------------------------------------------------

------------------------------------------------------------------------------
(1)       NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          NANCY E. BLAIR

------------------------------------------------------------------------------
(2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):
                                                                (a) [X]
                                                                (b) [ ]
------------------------------------------------------------------------------
(3)       SEC USE ONLY


------------------------------------------------------------------------------
(4)       CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES

------------------------------------------------------------------------------
                                            (5)      SOLE VOTING POWER
                                                     0

                                           -------------------------------------
   NUMBER OF                                (6)      SHARED VOTING POWER
     SHARES                                          5,400,944*
  BENEFICIALLY
    OWNED BY                               -------------------------------------
      EACH                                  (7)      SOLE DISPOSITIVE POWER
   REPORTING                                         0
     PERSON
      WITH                                 -------------------------------------
                                            (8)      SHARED DISPOSITIVE POWER
                                                     5,400,944*
------------------------------------------------------------------------------
(9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          5,400,944*

------------------------------------------------------------------------------
(10)      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                      [  ]

------------------------------------------------------------------------------
(11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          11.2%

------------------------------------------------------------------------------
(12)      TYPE OF REPORTING PERSON (See Instructions)
          IN

------------------------------------------------------------------------------
* On September 27, 2005, the Estate of Howard E. Wille sold 1,800,000 shares of Factset common stock through a Rule 144 transaction. Following this sale, the Estate of Howard E. Wille and its co-executors, Nancy E. Blair and Brian
C. Wille, are deemed the beneficial owners of 3,600,944 shares, constituting 7.5% of the outstanding shares of Factset common stock.

Item 1(a).      Name of Issuer:

                Factset Research Systems Inc.

Item 1(b).      Address of Issuer's Principal Executive Offices:

                601 Merritt 7
                Norwalk, CT  06851

Item 2(a).      Name of Persons Filing:

                Nancy E. Blair
                Brian C. Wille

Item 2(b).      Address of Principal Business Office or, if None, Residence:

                Estate of Howard E. Wille
                C/o Nancy E. Blair, Esq.
                Blair & Potts
                P.O. Box 1214
                Stamford, CT  06904-1214

                Nancy E. Blair, Esq.
                Blair & Potts
                P.O. Box 1214
                Stamford, CT  06904-1214

                Brian C. Wille, Esq.
                1088 Park Avenue
                New York, NY  10128


Item 2(c).      Citizenship:

                United States

Item 2(d). Title of Class of Securities:

                Common Stock

Item 2(e).      CUSIP Number:

                303075105

Item 3. If This Statement is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b), Check Whether the Person Filing is a:

(a)    [ ]  Broker or dealer registered under section 15 of the Act
       (15 U.S.C. 78o).

(b)    [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)    [ ] An investment adviser in accordance with Section
       240.13d-1(b)(1)(ii)(E);

(f)    [ ] An employee benefit plan or endowment fund in accordance with
       Section 240.13d-1(b)(1)(ii)(F);

(g)    [ ] A parent holding company or control person in accordance with
       Section 240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)    [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J);

Item 4.    Ownership.

     (a) Amount Beneficially Owned:        5,400,944*

     (b) Percent of Class:        7.5%

     (c) Number of shares as to which such person has:

           (i)    Sole power to vote or to direct the vote:     0

           (ii)   Shared power to vote or to direct the vote:   5,400,944*

           (iii)  Sole power to dispose or to direct the disposition of: 0

           (iv)   Shared power to dispose or to direct the disposition of:
                  5,400,944*

* On September 27, 2005, the Estate of Howard E. Wille sold 1,800,000 shares of Factset common stock through a Rule 144 transaction. Following this sale, the Estate of Howard E. Wille and its co-executors, Nancy E. Blair and Brian
C. Wille, are deemed the beneficial owners of 3,600,944 shares, constituting 7.5% of the outstanding shares of Factset common stock.

Item 5.    Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].
              N/A

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Nancy E. Blair and Brian C. Wille are co-executors of the estate of Howard E. Wille. The estate holds 2,100,944 shares of Factset common stock. The estate is the non-managing member of Wille Family Investors, LLC, which owns 1,500,000 shares of Factset common stock. Brian C. Wille is the manager of Wille Family Investors, LLC.

              This Amendment No. 1 to Schedule 13G corrects the previously reported aggregate amount of shares beneficially owned by the Estate and the related reported amount of shares with respect to which the reporting person possesses shared voting or dispositive power. The earlier reported amounts did not reflect 389 shares of Factset common stock beneficially owned by the estate but held at that time through the registrant's employee stock option plan (ESOP).

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Controlling Person.
              N/A

Item 8.       Identification and Classification of Members of the Group.

              Estate of Howard E. Wille, OO
              Nancy E. Blair, IN
              Brian C. Wille, IN

              Exhibit A to the initial Schedule 13G filed September 29, 2005 is a copy of an agreement among the Reporting Persons stating that the initial Schedule 13G and any further amendments or supplements thereto, including this Amendment No. 1, is being filed on behalf of each of them.

Item 9.       Notice of Dissolution of Group
              N/A

Item 10.      Certification

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                December 2, 2005
                                                -------------------------------
                                                Date


                                                /s/ Nancy E. Blair
                                                -------------------------------
                                                Signature


                                                Estate of Howard E. Wille by
                                                Nancy E. Blair, Co-Executor
                                                -------------------------------
                                                Name/Title


                                                December 2, 2005
                                                -------------------------------
                                                Date


                                                /s/ Nancy E. Blair
                                                --------------------------------
                                                Signature


                                                Nancy E. Blair, Co-Executor
                                                -------------------------------
                                                Name/Title


                                                December 2, 2005
                                                -------------------------------
                                                Date


                                                /s/ Brian C. Wille
                                                -------------------------------
                                                Signature


                                                Brian C. Wille, Co-Executor
                                                -------------------------------
                                                Name/Title